Exhibit 1.1

NOTE PURCHASE AGREEMENT

BY AND AMONG

THE PROVIDENCE SERVICE CORPORATION

AND

THE PURCHASERS NAMED HEREIN

November 6, 2007

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Table of Contents (continued)

	4.2	Authorization	14
	4.3	No Conflict	15
	4.4	Consents	15
	4.5	Absence of Litigation	15
	4.6	Purchasers’ Financing	15
	4.7	Brokers	15
	4.8	Purchase Entirely for Own Account	15
	4.9	Investor Status	16
	4.10	Securities Not Registered	16
	4.11	Prohibited Transactions	16

5	Covenants		17

	5.1	Furnishing of Information	17
	5.2	Shares Issuable Upon Conversion	17
	5.3	Further Assurances	17
	5.4	Integration	17
	5.5	Securities Laws Disclosure; Publicity	17
	5.6	Form D and Blue Sky	18
	5.7	Pledge of Securities	18

6	Conditions Precedent		19

	6.1	Conditions to the Obligation of the Purchasers to Consummate the Closing	19
	6.2	Conditions to the Obligation of the Company to Consummate the Closing	20

7	Transfer Restrictions		21

8	Termination		22

9	Miscellaneous Provisions		22

	9.1	Public Statements or Releases	22
	9.2	Interpretation	22
	9.3	Notices	23
	9.4	Severability	23
	9.5	Governing Law	23
	9.6	Waiver	24
	9.7	Indemnification	24
	9.8	Assignment	25
	9.9	Third Parties	25
	9.10	Counterparts	25
	9.11	Entire Agreement; Amendments	25
	9.12	Survival	26

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Table of Contents (continued)

Exhibits
Exhibit A	Purchasers
Exhibit B	Indenture
Exhibit C	Escrow Agreement
Exhibit D	Rights Agreement
Exhibit E	Opinion of Counsel
Exhibit F	Draft Quarterly Report on Form 10-Q
Exhibit G	Investor Presentation

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This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of November 6, 2007, by and among The Providence Service Corporation, a Delaware corporation (the “Company”) and the purchasers named in Exhibit A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company has authorized the issuance of up to $70,000,000 million aggregate principal amount of its 6.5% Convertible Senior Subordinated Notes due 2014 (the “Notes”) to be issued in accordance with the terms and conditions of the Indenture for the Notes in the form attached hereto as Exhibit B (the “Indenture”), which Notes shall be convertible into shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”);

WHEREAS, the Company desires to issue and sell to the Purchasers pursuant to this Agreement, and each Purchaser, severally, desires to purchase from the Company the aggregate principal amount of Notes as is set forth opposite its name in Exhibit A hereto;

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Acquisition Agreement” shall mean the Agreement and Plan of Merger, dated as of the date hereof, by and among Target, Sellers, the Company, PRSC Acquisition Corporation and CLCI Agent, LLC, as stockholder representative.

“Acquisition Target Financial Statements” shall mean the financial statements of Target provided to each Purchaser prior to the date hereof and included in the Investor Presentation.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

“Agreement” has the meaning set forth in the recitals hereof.

“Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time.

“Benefit Plan” or “Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for employees or former employees.

“Board of Directors” means the Board of Directors of the Company.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals hereof.

“Company” has the meaning set forth in the recitals hereof.

“Control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Disclosure Documents” means, collectively, the SEC Reports, the Investor Presentation and the draft Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 delivered to each Purchaser in the form attached as Exhibit F hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean The Bank of New York Trust Company, N.A., having an office at 700 S. Flower Street, Suite 500, Los Angeles, California 90017.

“Escrow Agreement” shall mean the escrow agreement entered into on or prior to the date hereof, by and among the Company, each Purchaser and the Escrow Agent, and in the form attached hereto as Exhibit C, pursuant to which each Purchaser shall deposit its respective Purchase Price with the Escrow Agent, to be released as contemplated in such Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.7(b) hereof.

“GAAP” has the meaning set forth in Section 3.7(b) hereof.

“Indenture” has the meaning set forth in the recitals hereof, by and between the Company and the Trustee, to be dated the date of the Closing Date.

“Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (iii) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof; and (iv) all confidential and proprietary information or non-public discoveries, concepts, ideas, research and development, technology, software, know-how, formulae, inventions, trade secrets, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents.

“Investor Presentation” means the investor presentation delivered by the Company to each of the Purchasers, which presentation includes the Acquisition Target Financial Statements, in the form attached hereto as Exhibit G.

“Material Adverse Effect” means such facts, circumstances, events or changes that are, individually or in the aggregate, materially adverse to (i) the business, financial condition, assets or continuing operations of the Company and its Subsidiaries taken as a whole or (ii) the Company’s ability to perform its obligations under this Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“Notes” has the meaning set forth in the recitals hereof.

“Own” in the context of Notes shall mean (i) the right to solely control the voting or direction of the voting of such Notes and (ii) bearing all or substantially all economic risk of loss or appreciation (less a fixed or floating interest rate return) in the value of, and any profit (less a fixed or floating interest rate return) derived from a transaction in, such Notes.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Preferred Stock” has the meaning set forth in Section 3.2(a) hereof.

“Purchaser” and “Purchasers” have the meanings set forth in the recitals hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Rights Agreement” has the meaning set forth in Section 6.1(f) hereof.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company’s Quarterly Report on Form 10-Q for each of the fiscal quarters ended March 31, 2007 and June 30, 2007, the Company’s Proxy Statement on Schedule 14A, filed on April 20, 2007, for its 2007 Annual Meeting of Stockholders, and any Current Reports on Form 8-K filed by the Company on or after January 1, 2007, together in each case with any documents incorporated by reference therein or exhibits thereto.

“Sellers” shall mean the stockholders of Target.

“Securities” shall mean the Notes and the Common Stock issuable upon conversion of the Notes.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Significant Subsidiary” means, in respect of any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target” shall mean Charter LCI Corporation.

“Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Transaction Agreements” shall mean this Agreement, the Rights Agreement, the Indenture, the Notes and the Escrow Agreement.

“Trustee” shall mean The Bank of New York Trust Company, N.A.

“Voting Stock” means securities of any class or kind ordinarily having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

2 Authorization, Purchase and Sale of Notes.

2.1 Authorization, Purchase and Sale. The Company has authorized (i) the initial sale and issuance to the Purchasers of the Notes and (ii) the issuance of up to 2,224,320 shares of Common Stock to be issued upon the conversion of the Notes. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company the aggregate principal amount of Notes set forth opposite the name of such Purchaser under the headings “Principal Amount of Notes to be Purchased” on Exhibit A hereto, at a purchase price equal to the principal amount of Notes purchased (the “Purchase Price”).

2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Notes (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA on November 13, 2007 (the “Closing Date”). At the Closing, the Company shall deliver to each Purchaser one or more certificated Note(s) in the aggregate principal amount as set forth opposite such Purchaser’s name on Exhibit A, in each case against payment to the Company of the purchase price therefor by wire transfer to the Company of immediately available funds to an account to be designated by the Company pursuant to the terms of the Escrow Agreement.

3 Representations and Warranties of the Company. Except as set forth in the SEC Reports, the Company hereby represents and warrants to each of the Purchasers as follows:

3.1 Organization and Power. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where relevant) under the laws of its jurisdiction of organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failures of such Subsidiaries to be so organized or existing, or of the Company or its Subsidiaries to be in good standing or to have such power and authority or to so qualify would not reasonably be expected to have a Material Adverse Effect.

3.2 Capitalization. As of November 1, 2007, the authorized shares of capital stock of the Company consist of 40,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of September 30, 2007, (i) the total number of outstanding shares of Common Stock was 11,697,778, the total number of shares of

Common Stock issuable pursuant to outstanding options and other rights to acquire Common Stock was 1,415,171 (excluding shares potentially issuable in connection with potential earnout payments disclosed in the SEC Reports and shares issuable and potentially issuable pursuant to the Acquisition Agreement) and the total number of shares of Common Stock maintained for future issuance under the Company’s Benefit Plans (exclusive of outstanding options and other rights to acquire Common Stock) was 481,936 and (ii) no shares of Preferred Stock or options or rights to acquire Preferred Stock were outstanding. Since September 30, 2007 through the date hereof, (i) the Company has only issued options or other rights to acquire Common Stock in the ordinary course of business consistent with past practice and (iii) the only shares of capital stock issued by the Company were issued as awards under the Company’s Benefit Plans pursuant to outstanding options and other rights to purchase Common Stock. All such issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. No dividends have been declared or paid with respect to the shares of Common Stock since its inception. No shares of Common Stock have been issued since November 1, 2007, except pursuant to options and other rights set forth in this Section 3.2(a)

(b) As of the date of this Agreement, except as set forth in Section 3.2(a), except for pursuant to the Company’s Benefit Plans, and except for shares of Common Stock to be issued or which may be issued in connection with the acquisition of Target pursuant to the Acquisition Agreement, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.

(c) Except as set forth in the Transaction Agreements and in connection with the acquisition of Target, the Company has not granted to any Person the right to require the Company to register Common Stock on or after the date of this Agreement.

3.3 Authorization. The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein has been taken. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders (other than such approval as has already been obtained). Assuming this Agreement constitutes the legal and binding agreement of the Purchasers, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer), reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of the other parties thereto, each of the Rights Agreement, the Indenture and the Escrow Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer), reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and rights of indemnification by principles of public policy.

3.4 Valid Issuance. The Notes being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof and the terms of the Indenture and upon payment therefor, be valid and legally binding obligations of the Company, enforceable in accordance with their terms and the terms of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). At or prior to the Closing, the Company will have available for issuance the Common Stock issuable upon conversion of the Notes. The Common Stock to be issued upon conversion of the Notes has been duly authorized, and upon conversion of the Notes all such Common Stock will be validly issued, fully paid and nonassessable. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Notes will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.

3.5 No Conflict. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under any agreement or instrument, credit facility, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its Subsidiaries or their respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.6 Consents. Except for approval of the Company’s Application for Additional Listing of Securities for the Common Stock to be issued upon conversion of the Notes by the Nasdaq Stock Market, Inc., all consents, approvals, orders and authorizations required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Notes and the issuance of the Common Stock upon conversion of the Notes in accordance with their terms have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

3.7 SEC Reports; Financial Statements; Disclosure Documents. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2005. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) The financial statements of the Company included in the SEC Reports (collectively, the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

(c) Except as disclosed in the SEC Reports, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since June 30, 2007, (ii) liabilities that would not reasonably be expected to have a Material Adverse Effect, (iii) liabilities under (x) the Second Amended and Restated Loan and Security Agreement dated as of June 28, 2005 (as amended and in effect from time to time), by and among the Company, certain of its subsidiaries named therein and CIT Healthcare LLC f/k/a Healthcare Business Credit Corporation (“CIT”) including the Second Amended and Restated Revolving Credit Note by the Company and others listed therein for the benefit of CIT dated June 28, 2005 and the Second Amended and Restated Term Note by the Company and others listed therein for the benefit of CIT dated June 28, 2005 and (y) the credit facility to be entered into by the Company with CIT Healthcare LLC and CIT Capital Securities LLC (and or any of their affiliates) simultaneously with the Acquisition (collectively, the “CIT Indebtedness”) and (iv) the earnout payable pursuant to the Acquisition Agreement.

(d) As of the date hereof and the Closing Date, the Disclosure Documents and all of the other reports, financial statements, certificates or other information furnished (other than investor presentations furnished prior to the Investor Presentation) by or on behalf of the Company to any Purchaser in connection with the negotiation of any Transaction Document or delivered thereunder (as modified or supplemented by other information so furnished or, prior to the date hereof, filed with the SEC), when taken as a whole, (i) do not and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) are and will be accurate and complete in all material respects.

3.8 Absence of Certain Changes. Since December 31, 2006, there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3.8, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness (as defined in Section 3.16), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

3.9 Absence of Litigation. There is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to the Company’s knowledge, threatened by or before any governmental body against the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon the Company or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, the Company is not currently a subject of any investigation by any governmental body with respect to any allegation of “backdating” options granted to any employees or directors that would reasonably be expected to have a Material Adverse Effect.

3.10 Compliance with Law. Neither the Company nor its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any governmental body, court or government agency or instrumentality, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.11 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries owns, possesses sufficient rights to use or can acquire on commercially reasonable terms, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) to the Company’s knowledge, the use by the Company and its Subsidiaries of any Intellectual Property used in the conduct of the Company’s and its Subsidiaries’ business as currently conducted does not infringe on or otherwise violate the rights of any Person; (c) the use of any licensed Intellectual Property by the Company or its Subsidiaries is, in all material respects, in accordance with applicable licenses pursuant to which the Company or such Subsidiary acquired the right to use such Intellectual Property and (d) to the knowledge of the

Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or exclusively licensed to the Company or its Subsidiaries.

3.12 Employee Benefits. Except as would not be reasonably likely to result in a Material Adverse Effect, each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. As of the date hereof, there is no material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

3.13 Taxes. The Company and each of its Subsidiaries have filed all Tax Returns required to have been filed (or extensions have been duly obtained) and have paid all Taxes (as defined below) required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14 Nasdaq Stock Market. Shares of the Common Stock are registered pursuant to Section 12(g) of the Exchange Act and are listed on The Nasdaq Global Select Market (the “Principal Market”), and, to the Company’s knowledge, the Company has no action pending to terminate the registration of the Common Stock under the Exchange Act or delist the Common Stock from the Principal Market, nor has the Company received any notification that the SEC or the Principal Market is currently contemplating terminating such registration or listing.

3.15 Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

3.16 Ranking of Notes. Except for the CIT Indebtedness, the potential earnout payments to the Sellers pursuant to the Acquisition Agreement and Target’s indebtedness to be assumed pursuant to the Acquisition Agreement, no Indebtedness of the Company is senior to the Notes in right of payment or ranks pari passu with the Notes in right of payment, in each case whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

3.17 Company Not an “Investment Company”. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended. The Company is not, and immediately after receipt of payment for the Notes will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.

3.18 General Solicitation; No Integration. Neither the Company nor any other person or entity authorized by the Company to act on its behalf (provided that the Company makes no representations or warranties as to RBC Capital Markets Corporation) has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

3.19 No Integrated Offering. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 4, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

3.20 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions.

3.21 Disclosure. Except with respect to the Investor Presentation, the Company confirms that neither it nor, to its knowledge, any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. Each press release issued by the Company during the twelve (12) months preceding the date of this Agreement which contained results of operations or financial condition information of the Company for a completed quarterly or annual fiscal period did not, at the time of release, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Disclosure Documents collectively contain all information regarding the Company that the Company would reasonably expect to be necessary for each Purchaser to make an investment decision with respect to the Notes.

3.22 Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 of this Agreement, and the compliance by the Purchasers with the provisions set forth herein, it is not necessary, in connection with the issuance and sale of any Securities, in the manner contemplated by the Transaction Agreements, to register any Securities under the Securities Act.

3.23 Eligibility for Registration. The Company is currently eligible to register the Common Stock for resale by the Purchasers using Form S-3 promulgated under the Securities Act.

3.24 Sarbanes-Oxley Act. The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

3.25 Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure, and are effective to a reasonable level of assurance, that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer , as appropriate to allow timely decisions regarding required disclosure.

3.26 Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Agreements and the transactions contemplated hereby and thereby and that no Purchaser is (i) an officer or director of the Company, (ii) an “affiliate” of the Company or any of its Subsidiaries (as defined in Rule 144 of the Securities Act) or (iii) to the knowledge of the Company, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act). The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Agreements and the transactions contemplated hereby and thereby, and any advice given by a Purchaser or any of its representatives or agents in connection with the Transaction Agreements and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into the Transaction Agreements has been based solely on the independent evaluation by the Company and its representatives.

3.27 Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Purchaser’s ownership of the Securities. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

3.28 Acknowledgement Regarding Purchasers’ Trading Activity. It is understood and acknowledged by the Company that (i) none of the Purchasers have been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) any Purchaser, and counter parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iii) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that one or more Purchasers may, in accordance with applicable law, engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the shares of Common Stock deliverable with respect to Securities are being determined and (b) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the

Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Notes or any of the documents executed in connection herewith.

3.29 U.S. Real Property Holding Corporation. The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

3.30 Bank Holding Company Act. Neither the Company nor any of its Subsidiaries is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five (25%) or more of the total equity of a bank or any equity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

3.31 Trust Indenture Act. Assuming the accuracy of the representations of the Purchasers contained in Section 4 hereof and their compliance with the agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Securities in the manner contemplated by this Agreement to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “TIA”).

4 Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows:

4.1 Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2 Authorization. Such Purchaser has all requisite corporate or similar power to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by such Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the other Transaction Agreements to which such

Purchaser will be a party will constitute a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflict. The execution, delivery and performance of the Transaction Agreements by such Purchaser, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, credit facility, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (a “Purchaser Adverse Effect”).

4.4 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the Notes, the Rights Agreement and the consummation of the other transactions contemplated herein have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5 Absence of Litigation. There is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to such Purchaser’s knowledge, threatened by or before any governmental body against such Purchaser which, individually or in the aggregate, would reasonably be expected to have a Purchaser Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon such Purchaser that would reasonably be expected to have a Purchaser Adverse Effect.

4.6 Purchasers’ Financing. At the Closing, such Purchaser will have all funds necessary to pay to the Company the purchase price for the Notes being purchased by such Purchaser hereby in immediately available funds.

4.7 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 9.7 hereof).

4.8 Purchase Entirely for Own Account. Such Purchaser is acquiring the Securities for its own account, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. Such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

4.9 Investor Status. Such Purchaser certifies and represents to the Company that such Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Notes for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company. Such Purchaser acknowledges and agrees that the Company has withdrawn any investor presentation distributed to it prior to the Investor Presentation and that any such previous investor presentation may not be relied upon and is superseded by the Investor Presentation.

4.10 Securities Not Registered. Such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; provided, that, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Agreement, including, without limitation, this Section 4.10. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.11 Prohibited Transactions. No Purchaser, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with any Purchaser, has engaged in any purchases or sales of any securities, including any derivatives, of the Company (including, without limitation, any Short Sales involving any of the Company’s securities) (a “Transaction”) since the time that such Purchaser was first contacted by the Company or any other Person regarding an investment in the Company. Such Purchaser covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with such Purchaser will engage, directly or indirectly, in any transaction prior to the time the transactions contemplated by this Agreement are publicly disclosed. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

5 Covenants.

5.1 Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

5.2 Shares Issuable Upon Conversion. The Company will at all times have and keep available for issuance such number of shares of Common Stock as shall be sufficient to permit the conversion of the Notes into Common Stock as provided for in the Notes and Indenture, including as may be adjusted for share splits, combinations or other similar transactions. The Company will cause any Common Stock issued upon conversion of the Notes to be listed with the Principal Market or such other stock exchange or quotation system on which the Common Stock may then be listed by the Company.

5.3 Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

5.4 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market in violation of the rules and regulations of the trading market.

5.5 Securities Laws Disclosure; Publicity. On or before 8:30 a.m., New York Time, on the first Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Agreements in the form required by the 1934 Act and attaching the material Transaction Agreements (including, without limitation, this Agreement (and all schedules to this Agreement), the form of each of the Indenture, the Notes, the Escrow Agreement and the Rights Agreement and providing all material, nonpublic information that is included in the Investor Presentation (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, no Purchaser shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not disclose the identity of any Purchaser in any filing with the SEC except as required by the rules and regulations of the SEC thereunder. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Purchaser with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Purchaser. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Agreements, a Purchaser shall notify the Company, and if the Company does not make public disclosure of such material nonpublic information within twenty four (24) hours of such notification, such Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Purchaser shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure other than as a result of such Purchaser’s bad faith, willful misconduct or gross negligence. Subject to the foregoing, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Purchaser shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

5.6 Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchasers on or prior to the Closing Date. The Company shall make all filings and reports (if any) relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

5.7 Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Agreement, including, without limitation, Section 7(a) hereof; provided that a Purchaser and its pledgee shall be required to comply with the provisions of Section 7(a) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Purchaser.

6 Conditions Precedent.

6.1 Conditions to the Obligation of the Purchasers to Consummate the Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Notes being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).

(b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

(c) Each Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in Sections 6.1(a), (b) and (i) have been fulfilled.

(d) The Company shall have duly executed and delivered to the Escrow Agent the Notes being purchased by the Purchasers at the Closing pursuant to this Agreement.

(e) The purchase of and payment for the Notes by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(f) The Company and the Trustee shall have executed and delivered the Indenture.

(g) The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit D (the “Rights Agreement”).

(h) The Purchasers shall have received from Blank Rome, LLP, counsel to the Company, an opinion substantially in the form attached hereto as Exhibit E.

(i) The Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(j) The Company shall have received confirmation that The Nasdaq Stock Market, Inc. has no objections to the Company’s Application for Additional Listing of Securities for the Common Stock to be issued upon conversion of the Notes.

(k) The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

6.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to each Purchaser the Notes to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties contained herein of each Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of a Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).

(b) Each Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Closing Date.

(c) The purchase of and payment for the Notes by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) The Trustee shall have executed and delivered the Indenture.

(e) Each Purchaser shall have executed and delivered the Rights Agreement.

(f) Each Purchaser shall have executed and delivered the Escrow Agreement.

7 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144 or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Rights Agreement.

(b) Each Purchaser agrees to the imprinting, so long as is required by this Section 7, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE OR CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD (I) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, (II) IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY OR (III) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(c) Certificates evidencing the Common Stock into which the Notes held by a Purchaser are convertible shall not contain any legend (including the legend set forth in Section 7(b) hereof): (i) while a registration statement covering the resale of such Common Stock is effective and then available for use by such Purchaser under the Securities Act, or (ii) following any sale of such Common Stock pursuant to Rule 144, or (iii) if such Common Stock is eligible for sale by such Purchaser under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall use reasonable efforts to provide an opinion of counsel to the Company’s transfer agent on or prior to the date on which such legend would be required to be removed pursuant to this Section 7(c) if required by the Company’s transfer agent to effect the removal of the legend hereunder. If all or any portion of a Note is converted at a time when there is an effective registration statement that is then available for use by such Purchaser to cover the resale of the Common Stock into which the Notes are convertible, or if such Common

Stock may be sold under Rule 144(k) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Common Stock shall be issued free of all legends. The Company agrees that following the Closing Date or at such time as such legend is no longer required under this Section 7(c), it will, no later than three trading days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing Common Stock into which the Notes are convertible, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

(d) Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 7 is predicated upon the Company’s reliance that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein. Each Purchaser understands that any sales of Securities that are not made in accordance with this Section 7 could subject the Company and such Purchaser to possible civil and criminal liability under applicable federal securities laws and applicable state and “blue sky” laws.

8 Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before November 16, 2007.

9 Miscellaneous Provisions.

9.1 Public Statements or Releases. Except as the Company is permitted by Section 3.21, neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 9.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or under the rules of any national securities exchange.

9.2 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

9.3 Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if telefaxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and, if to the Company, addressed as follows:

The Providence Service Corporation

5524 East Fourth Street

Tucson, Arizona 85711

Attention: General Counsel

Facsimile: (520) 747-6605

with a copy to:

Blank Rome, LLP

One Logan Sq., 130 N. 18th St.

Philadelphia, Pennsylvania 19103

Attention: Steven Dubow, Esq.

Facsimile: (215) 832-5755

if to any Purchaser, addressed as set forth in Exhibit A for such Purchaser.

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

9.4 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.5 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b) The Company and each of the Purchasers hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the Chancery Court of the State of Delaware, and appellate courts thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 9.3 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

9.6 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.7 Indemnification. In consideration of each Purchaser’s execution and delivery of the Transaction Agreements and acquiring the Notes thereunder and in addition to all of the Company’s other obligations under the Transaction Agreements, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of the Notes and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the

“Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Agreements or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Agreements or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Agreements or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes, or (iii) the status of such Purchaser or holder of the Notes as an investor in the Company pursuant to the transactions contemplated by the Transaction Agreements. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this section shall be the same as those set forth in Section 5 of the Registration Rights Agreement.

9.8 Assignment. None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the (x) Company and (y) each affected Purchaser. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

9.9 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

9.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.11 Entire Agreement; Amendments. This Agreement and the Transaction Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the holders of 50% or more of the principal amount of the Notes issued pursuant to this Agreement (and/or the equivalent shares of Common Stock to the extent some or all of the Notes have been converted to Common Stock, with shares of Common Stock being attributed a principal amount for such purpose equal to the principal amount of the Notes converted in the issuance of such Common Stock).

9.12 Survival. Unless this Agreement is terminated under Section 8.1, the representations and warranties of the Company and the Purchasers contained in Sections 3 and 4, and the agreements and covenants set forth in Sections 5, 7 and 9 shall survive the Closing. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

[Remainder of page intentionally left blank].

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:
THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher Jay McCusker
Name:	Fletcher Jay McCusker
Title:	Chief Executive Officer

[Signature Page to Note Purchase Agreement]

PURCHASERS:

Aristeia International Limited

By:	/s/ Chong Park
Name:	Chong Park
Title:	Portfolio Manager, Direct Investments, Aristeia Capital, L.L.C., its Investment Manager

Aristeia Partners, L.P.

By:	/s/ Chong Park
Name:	Chong Park
Title:	Portfolio Manager, Direct Investments, Aristeia Capital, L.L.C.

Aristeia Special Investments Master, L.P.

By:	/s/ Chong Park
Name:	Chong Park
Title:	Portfolio Manager, Direct Investments, Aristeia Capital, L.L.C., its Investment Manager

GLG Market Neutral Fund

By:	/s/ Bob Price
Name:	Bob Price, Head of Operations GLG Partners L.P.
Title:	GLG Partners L.P., acting investment manager for GLG Market Neutral Fund GLG Market Neutral Fund

By:	/s/ Victoria Parry
Name:	Victoria Parry
Title:	Senior Legal Counsel GLG Partnership LP

CQS Convertible and Quantitative Strategies Master Fund Limited

By:	/s/ Alanna Lee
Name:	Alanna Lee
Title:	Authorized Signatory of CQS (UK) LLP as investment advisor

[Signature Page to Note Purchase Agreement]

Steelhead Investments LTD.

By:	HBK Services LLC, Investment Advisor

	By:	/s/ J. Baker Gentry, Jr.
	Name:	J. Baker Gentry, Jr.
	Title:	Authorized Signatory

Highbridge Capital

By:	/s/ Mark J. Vonacore
Name:	Mark Vonacore
Title:	Managing Director

Castle Creek Arbitrage LLC

By:	/s/ Allan Weine
Name:	Allan Weine
Title:	Managing Director

Fore Convertible Master Fund Ltd.

By:	Fore Research & Management, LP

	By:	/s/ Daniel Agranoff
	Name:	Daniel Agranoff
	Title:	Chief Financial Officer

Kings Road Investments LTD

By:	/s/ Meraj Sepehrnia
Name:	Meraj Sepehrnia
Title:	Authorized Signatory

[Signature Page to Note Purchase Agreement]

Deutsche Bank AG, London Branch

By:	/s/ Jeremy Benkiewicz
Name:	Jeremy Benkiewicz
Title:	Managing Director

By:	/s/ George Pan
Name:	George Pan
Title:	Managing Director

Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio

By:	RG Capital Management, L.P.

	By:	RGC Management Company, LLC

		By:	/s/ Gerald F. Stahlecker
		Name:	Gerald F. Stahlecker
		Title:	Managing Director

[Signature Page to Note Purchase Agreement]

EXHIBIT A

PURCHASERS

Purchaser Name and Address	Principal Amount of Notes to be Purchased
Aristeia International Limited 136 Madison Avenue, 3rd Floor New York, NY 10016	$2,828,000.00

Aristeia Partners, L.P. 136 Madison Avenue, 3rd Floor New York, NY 10016	322,857.00

Aristeia Special Investments Master, L.P. 136 Madison Avenue, 3rd Floor New York, NY 10016	849,143.00

GLG Market Neutral Fund 87 Mary Street PO Box KY1-9002 George Town Grand Cayman Cayman Islands	8,000,000.00

CQS Convertible and Quantitative Strategies Master Fund Limited Ugland House South Church Street Georgetown, Grand Cayman Cayman Islands	2,000,000.00

Steelhead Investments LTD c/o HBK Services LLC 300 Crescent Court, Suite 700 Dallas, TX 75219	25,000,000.00

Highbridge Capital 9 West 57th Street, 17th Floor New York, NY 10019	10,000,000.00

Castle Creek Arbitrage LLC 111 West Jackson Boulevard, 20th Floor Chicago, IL 60604	3,000,000.00

Purchaser Name and Address	Principal Amount of Notes to be Purchased
Fore Convertible Master Fund Ltd. Walkers SPV PO Box 908 GT, Walker House 87 Mary Street George Town, Grand Cayman Cayman Islands, Channel Islands	3,000,000.00

Kings Road Investments Ltd. c/o Ogier Fiduciary Services (Cayman Limited) Queensgate House, PO Box 1234 George Town, S. Church Street George Town Grand Cayman, Channel Islands	10,000,000.00

Deutsche Bank AG, London Branch 60 Wall Street New York, NY 10005	2,000,000.00

Radcliffe SPC, Limited for and on behalf of the Class A Segregated Portfolio c/o RG Capital Management, LP 3 Bala Plaza – East, Suite 501 Bala Cynwyd, PA 19004	3,000,000.00
TOTAL	$70,000,000.00